Tender Offer Statement

This presentation is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares. The solicitation and the offer to buy La Senza shares will only be made pursuant to an offer to purchase and related materials that will be mailed to shareholders of La Senza shortly. Shareholders should read these materials carefully because they contain important information, including the terms and conditions of the offer. Shareholders will be able to obtain the offer to purchase and related materials with respect to the tender offer free from Georgeson Canada, 100 University Avenue, 11th Floor, South Tower, Toronto, ON M5J2Y1, 1-866-288-1537.

Safe Harbor Statement

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Limited Brands cautions that any forward -looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or the third quarter earnings call or made by Limited Brands or management of Limited Brands involve risks and uncertainties and are subject to change based on various important factors, many of which are beyond our control. Accordingly, Limited Brands’ future performance and financial results may differ materially from those expressed or implied in any such forward -looking statements. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” “planned,” “potential” and similar expressions may identify forward -looking statements. The following factors, among others, in some cases have affected and in the future could affect Limited Brands’ financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any forward -looking statements included in this press release or the third quarter earnings call or otherwise made by Limited Brands or management: risks associated with general economic conditions, consumer confidence and consumer spending patterns; the potential impact of national and international security concerns on the retail environment, including any possible military action, terrorist attacks or other hostilities; risks associated with the seasonality of Limited Brands’ business; risks associated with severe weather and changes in weather patterns; risks associated with the highly competitive nature of the retail industry generally and the segments in which we operate particularly; risks related to consumer acceptance of Limited Brands’ products and Limited Brands’ ability to keep up with fashion trends, develop new merchandise, launch new product lines successfully, offer products at the appropriate price points and enhance Limited Brands’ brand image; risks associated with Limited Brands’ ability to retain, hire and train key personnel and management; risks associated with the possible inability of Limited Brands’ manufacturers to deliver products in a timely manner or meet quality standards; risks associated with Limited Brands’ reliance on foreign sources of production, including risks related to the disruption of imports by labor disputes, risks related to political instability, risks associated with legal and regulatory matters, risks related to duties, taxes, other charges and quotas on imports, risks related to local business practices, potential delays or disruptions in shipping and related pricing impacts and political issues and risks related to currency and exchange rates; risks associated with the dependence on a high volume of mall traffic and the possible lack of availability of suitable store locations on appropriate terms; risks associated with increases in the costs of mailing, paper and printing; risks associated with our ability to service any debt we incur from time to time as well as the requirements the agreements related to such debt impose upon us; risks associated with Limited Brands’ reliance on information technology, including risks related to the implementation of new information technology systems and risks related to utilizing third parties to provide information technology services; risks associated with natural disasters, risks related to acquisitions, including the proposed acquisit ion of La Senza described above, including risks associated with integration activities and strategic goals and risks associated with rising energy costs. Limited Brands is not under any obligation and does not intend to make publicly available any update or other revisions to any of the forward -looking statements contained in this press release or the third quarter earnings call to reflect circumstances existing after the date of this report or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward -looking statements will not be realized.

Transaction Overview

  Purchase price of C$48.25 per share for an Enterprise Value of US$568 million (C$642 million), including US$47 million (C$53 million) of net cash as of July 29, 2006
–	47.8% premium based on La Senza’s closing stock price on November 14 of C$32.65

–	The Enterprise Value implies a multiple of 10.7x La Senza’s LTM EBITDA (thru Q2 2006) of $53 million (C$60 million)
  Principals holding 48% of La Senza’s stock have entered into a hard lock-up agreement by which they agree that they will not sell their shares or encourage or support any other offer for the shares through June 30, 2007

  The transaction is expected to be financed with cash on hand and new debt

  The transaction is expected to close in mid-January 2007

  The transaction is expected to be modestly accretive to Limited Brands earnings per share beginning in fiscal 2007, subject to final purchase price allocation

  La Senza’s management team will continue to run the business

Strategic Rationale

An acquisition of La Senza should provide us with a robust platform for growth in Canada and internationally

  La Senza is one of the leading intimate apparel retailers in Canada by market share and one of the top intimate apparel specialty retailers in the world.

  A combination of Limited Brands and La Senza will create a global intimate apparel company with significant opportunities for value creation
–	La Senza is a solid, profitable business with significant opportunity for further profitable growth in Canada and internationally.

–	La Senza has a management team with a proven track record in the Canadian retail lingerie market.

–	La Senza has an international infrastructure and an internationally recognized brand.

La Senza Overview

La Senza is a founder-led, publicly traded business with characteristics very similar to Limited Brands

  La Senza was founded in 1966 as Suzy Shier by Stephen Gross and Irv Teitelbaum, who are still with the business

  The business is headquartered in Montreal, Canada and is publicly traded on the Toronto Stock Exchange. La Senza’s market capitalization was approximately US$410 million (C$465 million) as of November 14, 2006.

  Sales for the year ended January 28, 2006 were C$411 million (~US$364 million at current exchange rates) and EBITDA was C$52 million (US$46 million), 13% of sales.

  La Senza’s four major business selling channels are:
–	La Senza Lingerie which sells bras, sleepwear, panties, and accessories through 234 Canadian mall and power center stores

–	La Senza Girl which sells fashion apparel and accessories for girls ages 8 to 14 through 84 Canadian mall and power center stores

–	La Senza International, which has 327 licensed stores in 34 countries

–	Web-based sales

Memo: Store count as of November 14, 2006

La Senza’s Core Assets and Capabilities

La Senza brings strong, complementary assets and capabilities specifically in international infrastructure and store operations

Founder led, strong management team
	•	Top 6 executives have an average tenure of 20+ years
	•	Strong operating and financial track record

Brand equity with customers	•	Distinctive brand positioning targeting a younger customer with fashionable merchandise at mid-tier prices
		–	Leading share of the lingerie market in the core 15-29
demographic
		–	Growing share in the 30-44 demographic
Real estate footprint and relationships
	•	Currently in 318 locations
		–	Store presence in 171 of the 217 fashion oriented shopping
centers in Canada
		–	Growing presence in power centers
Store operations
	•	Average store size is 3,000 square feet in Canada with even smaller international stores
	•	Track record of 4-wall profitability across store base

International infrastructure
	•	Licensees in 34 countries and growing
	•	International web site with language translation

La Senza Financial Overview

La Senza has demonstrated consistent Revenue, EBITDA and Operating Income growth over the past three years.

Financial Highlights

La Senza	2005	2004	2003

(CAD in millions)
Financial Results
Sales	$411	$355	$331
EBITDA	$52	$40	$35
Operating income	$30	$18	$17

Earnings from continuing operations before
income taxes	$31	$10	$10
Income taxes	$11	$2	$7

Earnings from continuing operations	$20	$8	$2
Discontinued operations, net of income
taxes	($2)	($8)	($15)

Net Earnings (Loss)	$18	$0	($13)

Financial Position and Cash Flow
Working capital	$96	$77	$52
Current ratio	2.76:1	2.51:1	1.94:1
Total assets	$233	$216	$223
Shareholders' equity	$143	$128	$129
Long-term debt and obligations under capital
leases (current and non-current)	$38	$40	$41
Cash flow from operations	$47	$47	$24
Capital expenditures	($17)	($23)	($8)
Stores in operation at year-end	305	296	288

Source: La Senza public filings

Deal Valuation

The transaction terms include a price of C$48.25 per share for a tender offer of 100% of the company’s stock, or a US$568 million enterprise value.

(millions, except share price)
	C$	US$

Current Share Price (as of November 14, 2006)	$32.65	$28.90
Equity Premium	48%	48%
Share Purchase Price	$48.25	$42.70
Shares Outstanding (fully diluted)	14.7	14.7

Equity Purchase Price	$710	$628

Debt outstanding (as of July 29, 2006)	$37	$33
Balance sheet cash and securities (as of July 29, 2006)	$(90)	$(80)
Estimated Cash from Options Exercise	$(15)	$(13)

Enterprise Value	$642	$568

Estimated Transaction Costs	$14	$12

Enterprise Value (incl. Estimated Transaction Costs)	$656	$580

Exchange rate as of November 10, 2006

Sources and Uses Transaction Costs

Including transaction costs and the estimated cash from the exercise of options, we expect a total enterprise value of US$580 million and a transaction funding requirement of US$640 million.

Sources	C$	US$	Uses	C$	US$

LBI Debt Offering	$453	$400	Purchase of Maple shares	$710	$628
LBI Cash Balances	$271	$240	Estimated Transaction Costs	$14	$12

Total	$724	$640	Sub-Total	$724	$640
			Maple Net Debt (Cash)	($53)	($47)
			Estimated Cash from Options Exercise	($15)	($13)

			Enterprise Value incl. Transaction Costs	$656	$580

Exchange rate as of November 10, 2006

Financing Structure and Terms

  Our estimated funding need is US$640 million (C$724 million)

  We expect to use US$400 million debt and US$240 million cash on hand to fund the transaction
–	Debt

We have a signed commitment for a US$400 million bridge loan We will arrange a long-term financing takeout We intend to convert the debt to Canadian dollars

–	Cash On Hand

We will use US$240 million of cash on hand to fund the remainder of the transaction